Filed pursuant to Rule 433

January 23, 2006

Relating to Supplement No. 2 dated January 23, 2006 to

Pricing Supplement No. 16 dated November 22, 2005 to

Registration Statement No. 333-129243

GLOBAL MEDIUM-TERM NOTES, SERIES F

Senior Fixed Rate Notes

Pricing Sheet – January 23, 2006

COMPosite Asset Selection Securities due November 30, 2011

Exchangeable for a Cash Amount Based on the

Ibbotson Moderate Asset Allocation Total Return Index

(“COMPASS”)

Offering Price	:	$10.25 per COMPASS

Aggregate Principal	:	$2,138,016.75
Amount

Exchange Dates	:	Thursday of each week

Trade Date	:	January 23, 2006

Settlement Date	:	January 31, 2006

Listing	:	The COMPASS will not be listed on any
securities exchange

CUSIP	:	61747Y782

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$0.12

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Ibbotson” is a trademark of Ibbotson Associates, Inc. and has been licensed for use by Morgan Stanley.